Exhibit 99.1

Investor Contact:	Mark Haden
Bunge Limited
914-684-3398
mark.haden@bunge.com

Media Contact:	Susan Burns
Bunge Limited
914-684-3246
susan.burns@bunge.com

Andreas Fibig to Join Bunge Limited Board of Directors

WHITE PLAINS, NY — August 29, 2016 — Bunge Limited (NYSE: BG) today announced that Andreas Fibig has been appointed to its Board of Directors, effective immediately.

Mr. Fibig, 54, is Chairman and CEO of International Flavors & Fragrances Inc. (NYSE: IFF) (Euronext Paris: IFF), a leading global innovator of flavors, fragrances and cosmetic active ingredients for consumer products from fine fragrances to home, laundry and air care, and from sweet goods, beverages, savory and dairy to beauty products and digital scent. Previously, he was President and Chairman of the Board of Management of Bayer HealthCare Pharmaceuticals, the pharmaceutical division of Bayer AG, and held senior leadership roles at Pfizer Inc. and Pharmacia.

“Andreas brings extremely relevant experience to Bunge’s Board of Directors as the leader of IFF, a global company known for innovation, particularly related to ingredients in the food and beverage space,” said L. Patrick Lupo, Chairman, Bunge Limited. “We look forward to benefitting from his strong management skills, as well as his insights on shifting customer preferences and tastes as we continue to grow our Food & Ingredients business to be a larger percentage of our overall portfolio.”

Mr. Fibig holds a degree in Marketing and Business Management from Berlin’s University of Economics. He chairs the Board of Trustees of the Max Planck Institute for Infection Biology.

About Bunge Limited

Bunge Limited (www.bunge.com, NYSE: BG) is a leading global agribusiness and food company operating in over 40 countries with approximately 35,000 employees.  Bunge buys, sells, stores and transports oilseeds and grains to serve customers worldwide; processes oilseeds to make protein meal for animal feed and edible oil products for commercial customers and consumers; produces sugar and ethanol from sugarcane; mills wheat, corn and rice to make ingredients used by food companies; and sells fertilizer in South America.  Founded in 1818, the company is headquartered in White Plains, New York.